UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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☐	Definitive Proxy Statement

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Republic First Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Peter B. Bartholow Pamela D. Bundy Richard H. Sinkfield III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

Item 1: On April 12, 2022, Driver issued the following press release announcing its delivery of an open letter to the Company’s shareholders. The full text of the letter is also attached hereto as Exhibit 99.1 and is incorporated herein by reference:

Driver Management Files Definitive Proxy Statement and Sends Letter to Republic First Bancorp Shareholders

Contends Shareholder-Driven Change Is Urgently Needed in Republic First Bancorp's Boardroom Following Years of Dismal Returns, Poor Corporate Governance, a Flawed Operating Strategy and Recent Board Developments

Reiterates Call for the Company to Promptly Schedule the 2022 Annual Meeting to Allow Shareholders to Vote on the Composition of the Board

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Driver's Three Highly Qualified Director Candidates, Who Can Help the Board Evaluate All Paths to Value Creation

NEW YORK--(BUSINESS WIRE)--Driver Management Company LLC (together with its affiliates, “Driver” or “we”), a sizable shareholder of Republic First Bancorp, Inc. (NASDAQ: FRBK) (“Republic First Bancorp” or the “Company"), today announced it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission and sent a letter to the Company's shareholders. Driver has nominated three highly qualified and independent candidates for election to Republic First Bancorp's Board of Directors (the "Board") at the Company's 2022 Annual Meeting of Shareholders (the "2022 Annual Meeting"). The letter can be viewed here.

Abbott Cooper, Driver’s Managing Member, stated:

“Following years of strategic missteps and significant value destruction under the leadership of Chief Executive Officer and Chairman Vernon Hill and his boardroom allies, Theodore Flacco and Barry Spevak, it is clear that meaningful change is needed atop the Company. We contend that Mr. Hill's costly and stale branch-driven strategy has failed to create value at Republic First Bancorp, as evidenced by the Company's significant share price underperformance versus the broader market over the last one, three and five years. We believe Republic First Bancorp today sits at a pivotal crossroads with a value-destructive boardroom stalemate, an ineffective business model and deeply entrenched incumbent directors who appear to have a flagrant disregard for shareholders' rights.

We find it shameful that the Company's 2022 Annual Meeting has been postponed indefinitely while an independent investigation into Mr. Hill's related party transactions is being conducted, essentially protecting Mr. Hill and his allies from being voted off the Board by shareholders while Republic First Bancorp continues to underperform. We believe shareholders cannot be expected to sit idly by while the Company flounders aimlessly. We are once again calling upon the Board to immediately schedule the 2022 Annual Meeting to ensure that shareholders' voices are heard.

We believe our three independent and highly qualified candidates – Peter B. Bartholow, Pamela D. Bundy and Richard H. Sinkfield III – possess the right banking sector experience, mergers and acquisition expertise and corporate governance acumen to help the Board reverse the Company's long-term underperformance and evaluate all potential paths to value creation. We look forward to giving shareholders the option to vote for change at the 2022 Annual Meeting."

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VOTE THE WHITE PROXY CARD TO ELECT DRIVER'S ALIGNED AND EXPERIENCED SLATE.

CONTACT INFO@SARATOGAPROXY.COM WITH QUESTIONS ABOUT YOUR PROXY AND HOW TO VOTE.

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About Driver Management Company

Driver employs a valued-oriented, event-driven investment strategy that focuses exclusively on equities in the U.S. banking sector. The firm’s leadership has decades of experience advising and engaging with bank management teams and boards of directors on strategies for enhancing shareholder value. For information, visit www.drivermanagementcompany.com.

Contact

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, 212-257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@longacresquare.com / bkirpalani@longacresquare.com

Item 2: Also on April 12 2022, Driver uploaded the following materials to https://www.drivermanagementcompany.com/: